EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, between TeleHubLink Corporation (hereinafter "THLC" or "Company") and Randall K. Nichols (hereinafter "Employee").

For good consideration, the Company employees the Employee on the following terms and conditions:

     1. TERM OF EMPLOYMENT: Subject to the provisions for termination and modification set forth below, the employment established by this agreement effective, March 24, 2000, for a term of one year, and shall automatically renew on March 24, 2001, and annually thereafter.

     2. SALARY: The Company shall pay the Employee a salary of $100,000.00 per Year, for the services of the employee, payable at regular payroll periods. This salary rate will be reviewed by the Company after the initial 12 months of employment and annually thereafter.

     3. OTHER COMPENSATION: The Company shall provide a bonus plan which enables the Employee, based upon meeting certain milestones developed and agreed to by Employee and Company's Chief Technology Officer (hereinafter "CTO"), Mr. Panos Lekkas, to achieve an annual bonus equal to 100% of Employees base salary. The bonus plan will be established in such a fashion as to enable the Employee to earn the bonus in $10,000 increments upon the achievement of the agreed upon milestones.

     4. STOCK OPTIONS: The Company shall grant the Employee options to purchase up to a total of 25,000 shares of THLC stock at an exercise price of $4.00 per share. These stock options vest 1/2 upon the first anniversary of employment with the Company, and 1/2 upon the second anniversary of employment. The Employee must be in the employment of the Company on the date of the vesting for these shares to vest.

     5. DUTIES AND POSITION: The Company hires the Employee in the capacity of Vice President, Cryptography, THLC, reporting to the CTO. In this capacity the Employee's duties will consist mainly of developing certain functions and related critical components of a very elaborate, highly proprietary architecture, which the Company intends to make the "de facto" standard in the communications security industry. Additionally, such other duties are envisioned as advising and counseling the CTO. The Employee will be expected to participate in the general management of the Company, helping top management meet its stated objectives, including various milestones established within THLC. The Employee's duties may be reasonably modified at the Company's direction from time to time.

     6. EMPLOYEE TO DEVOTE FULL TIME TO COMPANY: the Employee will devote his attention and energies full time to the business of the Company, and during this

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         employment will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, except for the specific cases explicitly provided herein or otherwise agreed upon in writing hereafter.

            o The Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active participation in the operation of said companies.

            o Any ideas, inventions or intellectual capital relevant to the business of the Company during the term of this agreement are the sole property of the Company unless specifically rejected in writing by the company and released to the employee.

            o During his employment with the Company, the Employee will not engage in authoring books unless specifically rejected in writing by the CTO.

            o For the spring semester of the year 2000, and in view of previously taken legal commitments, the employee is authorized by the Company to continue teaching his information security-related classes for George Washington University. All costs associated with teaching these classes including commuting costs, are at the exclusive expense of the employee. Company-related tasks will always stable over teaching or class research work when conflicting workload priorities must be set.

            o In view of the importance for the Employee's intellectual growth and the strong positive public relations that this teaching activity could generate for the Company, the Company hereby authorizes the Employee to continue teaching for George Washington University during the Fall 2000 semester and thereafter, under the same conditions, for a maximum of one class per semester, with a workload that will not exceed one evening per week.

     7. CONFIDENTIALITY OF PROPRIETARY INFORMATION: Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should the Employee reveal of threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing the same, or from rendering any services to any entity to whom said information has been or it is threatened to be disclosed. The right to secure an injunction is not an exclusive, and the Company may pursue any other remedies it has against the Employee for any branch or threatened branch of this condition, including the recovery of damages from the Employee.

     8. REIMBURSEMENT OF EXPENSES: The Employee may incur reasonable pre-approved expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

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     9.  VACATION: The Employee shall be entitled to a yearly vacation of two weeks at full pay in the first year, three weeks in the second year and four weeks annually thereafter. This formula is intended to ensure significant attention during the initial stages of design, documentation and product launch.

     10. TERMINATION OF AGREEMENT: Without cause, the Company may terminate This agreement at anytime upon thirty days written notice to the employee. If the Company terminates the Employee without cause, the Company will pay a severance amount equal to three months of the Employee's base pay less taxes and Social Security required to be withheld. If the Company requests, the Employee will continue to perform his duties and to be paid his regular salary up to the date of termination. In addition, the Company will pay the Employee on the date of termination all accrued compensation including any relevant bonuses accrued, less taxes and Social Security required to be withheld.

         Without cause, the Employee may terminate his employment upon 60 days written notice to the Company. Employee may be required to perform his duties and shall be paid the regular salary to date of termination.

         Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon thirty days notice to the Employee should any of the following events occur:

            a. the sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or

            b. the sale, exchange or other disposition, in one transaction, of the majority of the Company's outstanding corporate shares; or

            c. the Company's decision to terminate its business and liquidate its assets; or

            d.  the merger or consolidation of the Company with another company;
                or

            e.  bankruptcy or chapter 11 reorganization.


         In the case of a. through e. above, if the Company terminates the Employee without cause, he would be entitled to the termination benefits described in the termination section above.

     11. DEATH BENEFIT: Should the Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due.

     12. RESTRICTION ON POST-EMPLOYMENT: For a period of one year or after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the Company, as defined below, either by soliciting any of Company's accounts or by operating within the Company's

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         general trading area. In addition to the constraints provided under the
         Stock Purchase Agreement between COMSEC Solutions, LLC and THLC which restrict post-employment in areas of competitors for COMSEC Solution's business, these areas of post-employment are further defined as companies engaged in "designing encryption and authentication ASIC's (application-specific integrated circuits), which explicitly are designed for and destined to be used in (a) securing wireless e-commerce transactions, cellular telephone communications or palmtop computing, and/or (b) contain embedded in silicon an underlying hardware-based elliptic curve cryptography, and/or (c) also contain simultaneously to the above-described functionality, signal recovery and reconstruction functions."

     13. ASSISTANCE IN LITIGATION: Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which Company is, or may become, a party either during or after employment.

     14. EFFECT OF PRIOR AGREEMENTS: This agreement supersedes any prior agreement between the Company or any predecessor or the Company and the Employee, except that this agreement shall not affect of operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

     15. SETTLEMENT BY ARBITRATION: Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered maybe entered in any court with jurisdiction

     16. LIMITED EFFECT OF WAIVER BY COMPANY: Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

     17. SEVERABILITY: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

     18. ASSUMPTION OF AGREEMENT BY COMPANY'S SUCCESSORS AND ASSIGNS: The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assigns.

     19. ORAL MODIFICATIONS NOT BINDING: This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. It may be altered on by a written agreement signed by both parties.

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Signed this 24th day of March, 2000.

/s/ BRUCE YOUNG                              /s/ RANDALL K. NICHOLS
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For TeleHubLink Corporation                  Randall K. Nichols

BRUCE YOUNG
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PRESIDENT/CEO
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